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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

      Summarized unaudited consolidated quarterly information for the years ended December 31, 2000 and 1999 is provided below (amounts in thousands, except per share amounts).

                                                                               For the Quarters ended 2000
                                                             ---------------------------------------------------------
                                                                  First        Second        Third           Fourth
                                                                 Quarter       Quarter      Quarter          Quarter
                                                               ------------  -----------  -----------  -------------------
Revenues.....................................................      $59,100       $59,974      $60,879         $ 62,369
Income (Loss) before Extraordinary Item......................      $ 6,940       $ 7,512      $ 8,581         $(84,278)(1)
Extraordinary Item...........................................       (4,207)           --           --               --
Net Income (Loss)............................................      $ 2,733       $ 7,512      $ 8,581         $(84,278)(1)

Earnings per share
 Basic.......................................................
   Income (Loss) before Extraordinary Item...................       $  .10       $   .11      $   .13         $  (1.24)(1)
   Extraordinary Item........................................         (.06)           --           --               --
   Net Income (Loss).........................................       $  .04       $   .11      $   .13         $  (1.24)(1)
 Diluted.....................................................
   Income (Loss) before Extraordinary Item...................       $  .10       $   .11      $   .13         $  (1.24)(1)
   Extraordinary Item........................................         (.06)           --           --               --
   Net Income (loss).........................................       $  .04       $   .11      $   .13         $  (1.24)(1)


                                                                           For the Quarters ended 1999
                                                             ------------------------------------------------------
                                                                  First       Second        Third          Fourth
                                                                 Quarter      Quarter      Quarter         Quarter
                                                               -----------  -----------  -----------  -----------------
Revenues.....................................................      $56,633      $57,909      $59,057       $ 59,392

Net Income (Loss)............................................      $20,338      $20,166      $13,027       $(10,996)(2)
Earnings per share
  Basic

    Net Income (Loss)........................................     $    .30      $   .30      $   .19       $   (.16)(2)
  Diluted

Net Income (Loss)............................................     $    .30      $   .30      $   .19       $   (.16)(2)
--------------

(1) Reflects the charge for the United States Settlement and the waiver fee on the Amended Credit Agreement.
(2) Reflects the write-off of uncollectible amounts due from tenants and loss from impairment of assets as described in Notes 8 and 9.